Exhibit 10.10

No Action Letter Issued by Securities and Exchange Commission dated
June 28, 2006 to operate Track ECN

June 28, 2006

Robert P. Bramnik, Esq.
Duane Morris LLP
227 West Monroe Street, Suite 3400
Chicago, IL 60606

Re: Track ECN

Dear Mr. Bramnik:

    In your letter dated June 28, 2006, you requested that the Division of Market Regulation (“Division”) of the Securities and Exchange Commission (“Commission”) reaffirm its view that Track ECN (“System), owned and operated by Track Data Securities Corp. (“Track Data”), a registered broker-dealer, is an electronic communications network (“ECN”) as defined in Regulation NMS1 under the Securities Exchange Act of 1934 (“Exchange Act”) and would be in compliance with the requirements applicable to the ECN Display Alternative, as described in paragraph (b)(5)(ii) of Rule 602 of Regulation NMS (“Quote Rule”),2 with respect to NMS stocks3 for which a linkage between the System and a self-regulatory organization (“SRO”) is operational. The Division has previously taken that view in a number of no-action letters, most recently on October 21, 2005.4

    The Division hereby grants your request. Accordingly, the Division will not recommend that the Commission take enforcement action against OTC market makers5 or exchange market makers6 who are participants in the System, if those market makers enter orders into the System without modifying their public quotations, in compliance with the Quote Rule and Rule 604 of Regulation NMS (“Limit Order Display Rule”),7 as applicable. In taking this position, the Division has relied on various representations Track Data made regarding the operation of the System, specifically that:

[1] See 17 CFR 242.600(b)(23).
[2] 17 CFR 242.602(b)(5)(ii).
[3]See 17 CFR 242.600(b)(47).
[4] See letter from Michael J. Gaw, Assistant Director, Division, Commission, to Robert P. Bramnik, Duane Morris LLP, counsel to Track Data, dated October 21, 2005.
[5] See 17 CFR 242.600(b)(52).
[6] See 17 CFR 242.600(b)(24).
[7] 17 CFR 242.604.

(i)
The System is an ECN within the meaning of Rule 600(b)(23) of Regulation NMS and allows subscribers, including OTC market makers and exchanges market makers, electronically to enter orders in certain NMS securities.

(ii)
Track Data will maintain a linkage with at least one SRO trading facility[8] or SRO display-only facility.[9] Track Data will: (a) transmit to such SRO trading facility or SRO display-only facility for display the best priced orders of all orders entered by any subscriber, including those who are OTC or exchange market makers (or exchange specialists, if applicable) for the securities in which they make markets (or act as specialists pursuant to unlisted trading privileges) and (b) provide, to any broker or dealer, access to such orders that is functionally equivalent to the access that is generally available for quotes displayed by an SRO trading facility or, for orders displayed in an SRO display-only facility, a level and cost of access to such quotations that is substantially similar to the level and cost of access to quotations displayed by an SRO trading facility in that security.

(iii)
Track Data responds and intends to continue to respond to orders by non-subscribers as promptly as it responds to orders by subscribers to execute against orders displayed in the System and in any event no more than a few seconds. Non-subscribers may access the System in various ways, including via dedicated computer line, and will be able to automatically execute against quotations displayed by the System.

(iv)
If not inconsistent with the rules of the SRO trading facility or SRO display-only facility, Track Data will charge non-subscriber broker-dealers a rate that does not exceed the then-current rate charged to a substantial portion of its active broker-dealer subscribers plus any fee charged to Track Data by a SRO for such trades. However, in no event will Track Data charge more than the maximum fee as may be permitted by Rule 610 of Regulation NMS.[10]

(v)
The System has sufficient capacity to handle the volume of trading reasonably anticipated to be conducted in the System. In addition, Track Data will conduct regular periodic System capacity reviews and tests to: (a) ensure and expand future capacity, (b) identify potential weaknesses, and (c) reduce the risks of system failures and threats to system integrity.

[8]	See 17 CFR 242.600(b)(72).
[9]	See 17 CFR 242.600(b)(71).
10	The Division notes that Rule 610(c) of Regulation NMS, 17CFR242.610(c), generally limits the fee that a trading center may charge for accessing a protected quotation to no more than $0.003 per share. Rule 610(c) became effective as of August 29, 2005, and is subject to delayed compliance. See Securities Exchange Act Release No. 53829 (May 18, 2006) (extending compliance dates for Rule 610 and Rule 611 of Regulation NMS from June 29, 2006 to a series of dates for different functional stages of compliance).

  The Division’s no-action position is conditioned on Track Data maintaining active connectivity with one or more SRO trading facility or SRO display-only facility. In the event that the System loses connectivity with an SRO trading facility or an SRO display- only facility, Track Data, with respect to that facility, would not be in compliance with the Quote Rule and the no-action relief described herein would not be available. Track Data represents that it continuously and systematically monitors its connections to each relevant SRO trading facility and SRO display-only facility.

      The Division further conditions its position on the continuing accuracy of these representations and compliance by Track Data with all applicable Commission and SRO rules, including any additional requirements applicable to ECNs. Any different facts or conditions—including, but not limited to, modifications or revisions to, or expansion of service provided by, Track Data - may require a different response. The Division may request additional representations from you regarding the operation of the System. This no-action position is subject to changes in current law, regulation, and interpretations; any such change may require the Division to reevaluate and withdraw or modify this position. This no-action position concerns enforcement action under Section 11A of the Exchange Act11 only, and does not express any legal conclusions regarding the applicability of Section 11A or other statutory or regulatory provisions of the federal securities laws.

Sincerely,

/s/	Robert L. D. Colby

Robert L.D. Colby
Acting Director

[11]	15 U.S.C. 78k-1.